Exhibit 23.2

[Bell Nunnally & Martin LLP Logo]

Legal Counsel Consent

The Board of Directors and Stockholders Foreclosure Solutions, Inc. Dallas, Texas

We consent to the references to our Firm as attorney for the registrant, FORECLOSURE SOLUTIONS, INC., in this Form S-1 Registration Statement and the Prospectus, which is part of this Registration Statement.

BELL NUNNALLY & MARTIN LLP

/s/ Bell Nunnally & Martin LLP
Bell Nunnally & Martin LLP
Dallas, Texas
June 20, 2011